UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 19, 2012

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, MN 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into A Material Definitive Agreement.

Entry into Co-Bank Agreements

On December 19, 2012, New Ulm Telecom, Inc. (the “Company” ), entered into several agreements with CoBank, ACB (“CoBank”). As the Company previously reported in a Form 8-K dated November 15, 2012, the Company and the other shareholder/owners of Hector Communications Corporation (“Hector”) entered into a spin-off agreement dated November 15, 2012, under which, among other things, the Company will receive 100% of the common stock of Sleepy Eye Telephone Company (“Sleepy Eye”). In that Form 8-K, the Company indicated that it anticipated that it would borrow approximately $3.1 million to pay its allocated portion of its Hector indebtedness in connection with the spin-off. The Company has subsequently determined that it would be appropriate to increase the size of that loan to $4.5 million to accommodate additional working capital needs.

Accordingly, on December 19, 2012, the Company entered into the following agreements with CoBank:

1.	Third Supplement to the Master Loan Agreement dated as of January 4, 2008, as amended (“Third Supplement”);

2.	$4.5 million Promissory Note (“Note”); and

3.	Agreement regarding Amendments to Loan Documents.

The Company will use the proceeds of the Note to finance the acquisition of the outstanding equity interest of Sleepy Eye, repay the Hector indebtedness to CoBank related to Sleepy Eye, and pay other fees and expenses associated with the spin-off. Interest on the Note will be consistent with interest on the Company’s other borrowings with Co-Bank under the Master Loan Agreement and supplements. The initial interest rate on the $4.5 million Note will be approximately 3.44%

The Company will repay the loan beginning June 30, 2013 in consecutive quarterly principal payments of $225,000, with the balance of the loan due on December 31, 2014. The loan will be secured by the Company’s assets and the assets of Sleepy Eye.

In addition, the Company’s operating subsidiaries have entered into the Agreement regarding Amendments to Loan Documents, and extended their guarantee of the Company’s obligations to CoBank to include the Note.

The Company expects the spin-off to be effective on December 31, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2012	New Ulm Telecom, Inc.

	By:	/s/Curtis Kawlewski
Curtis Kawlewski
	Its:	Chief Financial Officer

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